Filed Pursuant to Rule 424(b)(5)

Registration No. 333-268992

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 3, 2023, as supplemented by Prospectus Supplement dated March 27, 2023)

Up to $40,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 3, 2023, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-268992) (the “Prospectus”) on December 23, 2022, and declared effective on January 3, 2023, relating to the offer and sale of shares of our Class A common stock, par value $0.0001 per share (“common stock”), pursuant to that certain Controlled Equity OfferingSM Sales Agreement, dated December 23, 2022 (the “Sales Agreement”), by and among the Company, Cantor Fitzgerald & Co. (“Cantor”) and B. Riley Securities, Inc. (“B. Riley Securities” and together with Cantor, the “Sales Agents”). This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prospectus because we are no longer subject to General Instruction I.B.6. of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus are a part. We currently may offer and sell shares of our common stock having an aggregate offering price of up to $40,000,000 under the Sales Agreement. If we become subject to the offering limits of General Instruction I.B.6 in the future, we will file another prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto. Through June 26, 2023, we have sold 1,063,061 shares of our common stock for aggregate gross proceeds of approximately $2.4 million in accordance with the Sales Agreement under the Prospectus. Consequently, up to approximately $37.6 million remains available under the Sales Agreement pursuant to this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “CGTX.” The aggregate market value of our common stock held by non-affiliates as of June 16, 2023 pursuant to General Instruction I.B.6 of Form S-3 is $83,212,362, which was calculated based on 24,619,042 shares of our common stock outstanding held by non-affiliates and at a price of $3.38 per share, the closing price of our common stock on June 16, 2023. In accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price up to $40,000,000 from time to time through the Sales Agents. In addition, we have agreed to reimburse the Sales Agents up to an aggregate of $75,000 of the Sales Agents’ actual outside legal expenses incurred by the Sales Agents in connection with this offering. We have also agreed to reimburse the Sales Agents for certain ongoing expenses.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the Prospectus, in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	B. Riley Securities

The date of this prospectus supplement is June 28, 2023